Exhibit 99.1

NEWS RELEASE
ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue, Suite 1100	412.394.2908	412.389.3124
Dallas, TX 75201 U.S.A.	David.Weston@ATImaterials.com	Natalie.Gillespie@ATImaterials.com
www.ATImaterials.com

ATI reduces U.S. defined benefit pension obligation by

approximately 85% through annuitization

DALLAS, TX—October 18, 2023—ATI Inc. (NYSE: ATI) announced that it will purchase group annuity contracts from each of Athene Annuity and Life Company and Athene Annuity & Life Assurance Company of New York (collectively, “Athene”), transferring approximately 85% of its U.S. qualified defined benefit pension plan obligations to Athene. The U.S. qualified defined benefit pension plans represented $1.77 billion in liabilities on December 31, 2022. In 2023, the company contributed $272 million in cash – including $222 million in September – to the Plans, which is intended to fully fund the remaining defined benefit pension liabilities. These actions are the latest steps in the company’s de-risking strategy, bringing further stability and strength to its balance sheet.

Under the contracts, ATI will transfer the gross pension obligations and related plan assets for approximately 8,200 plan participants to Athene. The pension benefits to which these participants and their beneficiaries are entitled will not change as a result of the transaction.

“With this action, ATI meets all of its pension obligations, and everyone benefits,” said Robert S. Wetherbee, Board Chair and CEO. “Our retirees will gain the security of having a large, financially strong insurer with established expertise provide their pension benefits. Our business meets its commitments to all its pension plan participants, through both the annuity purchase and our decision to fully fund our remaining qualified pension obligations. And our shareholders gain confidence knowing these de-risking actions will result in lower, more predictable pension expense in the future.”

Since 2016, ATI has completed seven annuitization transactions. Through pension de-risking actions, ATI has reduced the number of plan participants by more than 90%. ATI hired independent fiduciary State Street Global Advisors to conduct a thorough review of reputable insurance companies and select the insurer.

ATI: Proven to Perform.

ATI (NYSE: ATI) is a global producer of high-performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.